Exhibit 99.1

Pelican Acquisition Corporation Announces Pricing of $75,000,000
Initial Public Offering

New York, NY., May 23, 2025 – Pelican Acquisition Corporation (NASDAQ: PELIU) (the “Company”), a Cayman Islands exempted company, announced that it priced its initial public offering of 7,500,000 units at $10.00 per unit on May 22, 2025. The units are listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “PELIU” beginning on May 23, 2025. Each unit consists of one ordinary share of the Company and one right, with each right entitling the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination.

Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on NASDAQ under the symbols “PELI” and “PELIR”, respectively.

EarlyBirdCapital, Inc. is acting as sole book-running manager while IB Capital LLC is acting as co-manager in the offering and qualified independent underwriter. The underwriters have been granted a 45-day option to purchase up to an additional 1,125,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on May 27, 2025, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 22, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting EarlyBird Capital, Inc., 366 Madison Avenue 8th floor, New York, NY 10017, Attention: Syndicate Department, or by calling 212-661-0200. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pelican Acquisition Corporation

Pelican Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the initial public offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as described in the offering prospectus. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Robert Labbe

Chief Executive Officer

Email: admin@pelicanacq.com

Tel: (212) 612-1400